Exhibit 10.36

ENERGY MANAGEMENT LEASE

This Lease made effective the 16th day of December, 2016 (the “Effective Date”).

BETWEEN AND AMONG:

PACIFIC GREEN TECHNOLOGIES MARINE LIMITED, a corporation registered in England & Wales with a registered address located at 2-6 Cannon Street London EC4M6YH

(the “Lessor”)

AND:

UML WESTMINSTER LIMITED, a corporation registered in England & Wales with a registered office located at Portland House, 69-71 Wembley Hill Road, Wembley, Middlesex. HA9 8BL. United Kingdom

(the “Lessee”)

AND:

UNION MARITIME LIMITED, a corporation registered in England & Wales with a registered office located at 5 Welbeck Street, London, WIG 9YQ

(“ParentCo”)

(The Lessor and the Lessee arc herein referred to as the “Parties” and each a “Party”.)

WHEREAS:

A.     The Lessor is engaged in the business of marketing and sales of its patented emission control technologies called ENVI-Clean and ENVI-Marine scrubbing systems (the “Leased Equipment”) which are capable of removing sulphur dioxide and other acid gases from exhaust gas emissions to a level that meets the current regulatory requirements of the International Maritime Organization (the “IMO”).

B.     The Leased Equipment’s effective scrubbing of regulated emissions enables ship owners to achieve cost savings by allowing the continued use of lower cost heavy fuel oil (“HFO”) when operating in Sulphur Emission Control Areas (“SECA”);

C.     The Lessee wishes to acquire an emission control system to meet the current IMO sulphur emission regulations within the SECAs it operates; to minimize the cost of air emission compliance; and to minimize the operating changes within its ship’s systems;

D.     The Lessee wishes to acquire and the Lessor wishes to provide the Leased Equipment for the main engine of the Candidate Vessel upon the terms and conditions set out herein:

E.     ParentCo is the registered and beneficial owner of all the issued and outstanding shares of the Lessee and as such will benefit from the transactions contemplated by this Lease, and wishes to guarantee the obligations of the Lessee to the Lessor hereunder; and

F.    ParentCo intends to purchase the System for up to an additional ten vessels over the next eighteen-months subject to a review of the performance of the System following its installation into the Candidate Vessel.

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THIS LEASE is made by the Lessor and the Lessee who, in consideration of the covenants in this Lease agree as follows:

1.	Interpretation.

1.1	Definitions. Unless the context requires otherwise in this Lease the words, phrases and expressions set forth in Schedule A are used with the meanings defined therein.

1.2	Business Days. Business Days means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

1.3	Gender, Number and Other Terms. In this Lease, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders.

1.4	Headings. The inclusion of headings in this Lease is for convenience only and shall not affect the construction or interpretation of this Lease.

1.5	Currency. Except where otherwise expressly provided, all monetary amounts in this Lease are stated and shall he paid in U.S. dollars (“USD” or “$”).

1.6	Schedules. The following arc the Schedules which are attached to and form part of this Agreement:

Schedule A — Definitions

Schedule B — Leased Equipment

Schedule C — Leased Payments

Schedule D — Option Agreement

Schedule E — Operational Savings

Schedule F — Certificate of Delivery and Acceptance

Schedule G — Description of Open and Closed Operating Modes

2.	Lease. From the Effective Date, the Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, the Leased Equipment as more particularly described in Schedule B (the “Leased Equipment”) to this Lease.

3.	Term. The term of this Lease (hereinafter called the “Term”) shall commence on the Date of Acceptance and end upon the full payment of or mutually agreed final settlement by the Lessee to the Lessor of all lease payments due hereunder in an amount equal to the Total Lease Payments (as hereinafter defined) which shall be simultaneous with the transfer of title in and to the Leased Equipment, in accordance with the Option Agreement at Schedule D.

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4.	Lease.

4.1	Lease Rate and Periodic Payments.

(a)	Subject to Acceptance of the Leased Equipment by the Lessee, the aggregate payment for the Leased Equipment to he paid by the Lessee to the Lessor during the Term, is $1,995,000 USD (the “Total Lease Payments”). The Lessee agrees to pay the Lessor for each day, week or month the Equipment is used within the Lease Term based upon the operational parameters and performance standards described in Schedule C any other sums as may become payable under this Lease up to a maximum of the Total Lease Payments (each such payment a “Lease Payment”).

(b)	The Lease Payments described in Schedule C shall be payable within five (5) Business Days, in the amounts and at the times specified in Schedule C, to the order of the Lessor, as notified in writing by the Lessor to the Lessee upon issuance of each relevant invoice. Any overdue payment of any Lease Payment or any other sum due under this Lease shall bear interest from the due date to the date of payment at the rate of the LIBOR plus 10% per annum.

4.2	The lease Payments and any other amounts payable under this Lease are payable to the lessor without any set-off, diminution, compensation or other deduction whatsoever.

5.	Taxes.

For the purposes of this Lease, “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure or any delay in paying the same).

The lessor shall be responsible for all Taxes, including customs clearance and import duties, incurred prior to the Date of Acceptance (as evidenced by the Certificate of Delivery and Acceptance set out at Schedule F hereto) arising out of or from and/or in connection with the operation, maintenance, delivery, shipment and installation of the Leased Equipment.

The Lessee shall be responsible for all Taxes incurred after then Date of Acceptance (as evidenced by the Certificate of Delivery and Acceptance set out at Schedule F hereto) arising out of or from and/or in connection with the possession, use, operation and maintenance of the Leased Equipment. In no circumstances shall the Lessee be responsible for taxes imposed upon Lessor’s net income.

Any fees, Taxes or other lawful charges paid by Lessor upon failure of Lessee to pay such fees, Taxes or other lawful charges shall become immediately due from Lessee to Lessor. The indemnities contained in this clause shall survive termination of this Lease.

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6.	Delivery of Candidate Vessel.

Lessee shall permit four (4) personnel employed by or acting as agent for the Lessor on board the Candidate Vessel for a period of up to 30 days prior to the Delivery Date (as hereinafter defined) of the Candidate Vessel for the purpose of observing, inspecting and preparing for the installation of the Leased Equipment, provided always that each such personnel shall sign the Lessee’s letter of indemnity prior to their embarkation. Per diem costs associated with the attendance of such personnel upon the Candidate Vessel shall be $550.00 USD per person per day in respect of boarding, lodging and victualling only and shall be borne by Lessor. Any item that such personnel purchase from the bonded store is to be paid in cash to the Master on board the Candidate Vessel. Lessee shall invoice Lessor in respect of such per diem costs within 14 days following the Delivery Date. Lessee shall before and upon the Delivery Date exercise due diligence to make the Candidate Vessel seaworthy and in every respect ready in hull, machinery and equipment for installation of the Leased Equipment. The Lessee shall exercise due diligence to deliver the Candidate Vessel at the Delivery Location (as hereinafter defined) on or about 1st March 2017. The Lessee shall give the Lessor no less than 45 calendar days’ notice of the Delivery Date and shall be no sooner than the 1st day of March, 2017. The delivery date shall be the day on which the Candidate Vessel arrives at the Delivery Location (the “Delivery Date”). Subject to Section 31 (Force Majeure) and unless late delivery is caused by any act or omission of the Lessor, any costs or expenses, including without limitation the per diem costs in respect of Lessor personnel on board the Candidate Vessel, suffered or Incurred by the Lessor as a result of late delivery shall be for the account he Lessee.

7.	Installation of Leased Equipment, Delivery and Risk of Loss.

7.1	Delivery Location. Within seven (7) calendar days following the execution of this Lease, Lessee shall specify the shipyard at which the installation of the Leased Equipment into the Candidate Vessel shall occur. Such shipyard shall be located in Senegal (the “Delivery Location”)

7.2	Installation.

Lessor shall, at its sole cost, design, engineer, manufacture and oversee the installation of the Leased Equipment into and upon the Candidate Vessel in accordance with an installation and construction agreement to be entered into among the shipyard, Lessor and Lessee (the “Installation Agreement”). Installation of the Leased Equipment by Lessor, shall be completed in compliance with all specifications, orders, regulations and requirements of the American Bureau of Shipping (the “Classification Society”), the flag state of the Candidate Vessel, any other relevant governing authority and in compliance with the specifications of the Candidate Vessel. Lessor shall, with the Lessee’s co-operation, prior to installation of the Leased Equipment, obtain all necessary design and construction approvals from the Classification Society and shall provide copies of all such approvals and specifications to lessee.

7.3	Testing Period and Acceptance of Leased Equipment. Following installation of the leased Equipment and the relaunch of the Candidate Vessel, Lessee shall continuously operate the Leased Equipment, in accordance with the operating instructions provided by Lessor for a period of seven (7) days (the “Testing Period”) regardless of whether or not the Candidate Vessel is located in a SECA. The Lessor shall arrange for representatives of the Lessor to be on board the Candidate Vessel during the Testing Period (the “Lessor’s Representatives”) and the Lessor’s Representatives shall be duly authorised to witness, observe, inspect, operate and remedy minor non-conformities of the Leased Equipment and to sign acceptance documentation on behalf of the Lessor. The number of Lessor’s Representatives shall not exceed the maximum crew limitation of the Candidate Vessel, taking into account the Lessee’s crew who shall be conducting the operation of the Leased Equipment and each Lessor’s Representative shall sign the Lessee’s letter of indemnity prior to embarkation.

During the Testing Period the Lessor’s Representatives shall train the Chief Engineer and Second Engineer of the Candidate Vessel to operate and maintain the Leased Equipment.

At no point during the Testing Period arc the Lessor’s Representatives permitted to operate the Candidate Vessel. The Lessee shall not be liable for any damage caused to or deficiency in the Candidate Vessel arising out of or from the acts and/or omissions of the Lessor and the Lessor’s Representatives (whether acting on the instructions of the Lessee or otherwise).

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The per diem costs associated with the attendance of such personnel shall be borne by Lessor in respect of boarding, lodging and victualling. Any item that Lessor’s Representatives purchase from the bonded store is to be paid in cash to the Master on board the Candidate Vessel. Lessee shall invoice Lessor in respect of such per diem costs within 14 days following the Date of Acceptance (as hereinafter defined).

Upon satisfactory completion of the Testing Period, the duly authorised representatives of the Lessor and the Lessor shall sign and complete the Certificate of Delivery and Acceptance (as set out in Schedule F hereto), which such Certificate shall constitute final acceptance of the Leased Equipment (the “Date of Acceptance”). Lessee shall not unreasonably refuse to sign a Certificate of Delivery and Acceptance.

Should the results of the Testing Period indicate that the Leased Equipment does not confirm to the requirements of this Lease, the Lessor agrees that the Lessor’s Representatives shall remain on board the Vessel, at the Lessor’s expense, for 30 days in order to remedy such non-conformity by way of repair or replacement (at the Lessor’s option) as soon as possible. If the Leased Equipment cannot be remedied within 30 days, the Lessor shall remove the Leased Equipment front the Candidate Vessel at the next dry-docking of the Candidate Vessel and the Lessor shall bear all costs and expenses with the removal of the Leased Equipment.

If the Lessor, acting reasonably, disputes such non-conformity, the matter shall be referred for verification to an independent technical expert, to be nominated by both the Lessor and the Lessee within ten (10) days, whose findings shall be final and binding on the Lessor and the Lessee. In the event that the technical expert finds in favour of the Lessor, the Lessee shall bear the cost of’ such expert. Conversely, if the technical expert finds in favour of the Lessee, the Lessor shall bear the cost of the expert.

7.4	Risk of Loss. All risk of loss of or damage to the Leased Equipment and liabilities arising from its use and operation shall pass to Lessee at the Date of Acceptance and shall thereafter remain with Lessee unless and until the Leased Equipment is redelivered to the Lessor upon an Event of Default regardless of how such loss or damage arises or occurs. In the event that the Leased Equipment is partially lost, the Lease Payments continue to accrue in accordance with Section 4 hereof. In the event that the Leased Equipment is totally lost, damaged beyond repair, destroyed, stolen, rendered permanently unfit for use for any reason (an “Event of Loss”), Lessee shall promptly notify Lessor in writing of such Event of Loss and shall promptly pay to Lessor an amount equal to the total of all lease payments owing up to the date of the Event of Loss and other charges, together with interest at the rate of [10]% per annum accrued from the date of the Event of Loss to the date of payment of the value of the Leased Equipment as represented by the Total Lease Payments (collectively, the “Loss Value”). Upon payment in full of the Loss Value by lessee to Lessor, Lessee’s obligations under the Lease shall terminate, save and except those obligations which expressly survive termination.

8.	Trading Restrictions. Lessee shall only employ the Candidate Vessel in lawful trades for the carriage of suitable lawful merchandise within her trading limits. Lessee shall not employ the Candidate Vessel or suffer the Candidate Vessel to be employed otherwise than in conformity with the terms of the contracts of’ insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as die insurers may prescribe. Lessee also undertake not to employ the Candidate Vessel or stiller her employment in any trade or business which is forbidden by the law of any country to which the Candidate Vessel may sail or is otherwise illicit or in carrying illicit or prohibited good or in any matter whatsoever which may render her liable to condemnation, destruction seizure or confiscation.

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9.	Candidate Vessel Itinerary and Operations.

9.1	Lessee shall provide to Lessor at least four times per annum, the established itinerary of the Candidate Vessel.

9.2	Upon the Lessor’s reasonable request, the Lessee shall use reasonable efforts to provide to the Lessor on a quarterly basis, within 7 calendar days of the end of each quarter O&M Manuals. GPS and AIS information, ship log and engine room log data and materials to Lessor as may be necessary for the operation of the Leased Equipment in an efficient manner and to determine the quarterly lease payment in accordance with Schedule C. /Lessee shall make all such reasonable adjustments to vessel operational policies as may be reasonably required by the installation and/or operation in the Candidate Vessel of the Leased Equipment. Notwithstanding the foregoing, Lessee shall not be obliged to adopt commercially unrealistic solutions whereby the profitability of the operation of the Candidate Vessel is affected.

9.3	Lessee shall purchase all consumables necessary tor the operation of the Leased Equipment from a reputable source and shall ensure that the quality of such consumables will not impair the operation of the Leased Equipment.

9.4	Lessee agrees to operate the Leased Equipment and the Leased Equipment in accordance with the emission control Leased Equipment process specifications as defined by Lessor. Lessee acknowledges that such operations are subject to change once the Leased Equipment is operational and Lessor shall notify Lessee of all such changes, in writing, prior to such changes taking effect. Lessor warrants that changes will be designed to achieve compliance with the IMO sulphur dioxide regulations and EU Directive 2012/33/EU/; however, no such design changes shall impair the safe and efficient operation and trading of the Candidate Vessel.

9.5	Subject to any additional operating procedures provided to Lessee by Lessor following installation and acceptance of the Leased Equipment, Lessee shall operate the Leased Equipment in accordance with the following procedures:

(a)	The Scrubber will be turned on upon instruction from the Candidate Vessel’s officers when the Candidate Vessel’s GPS (or alternative positioning instrument) determines that the Candidate Vessel is within a SECA or the Candidate Vessel’s operating protocol requires compliance with IMO emission regulation limits.

(b)	The Scrubber Operating Hours will be logged, in open and closed mode, bythe ENVI-MarineTM computerized data logger control system. The logged hours will be used to determine the Scrubber Operating Hours, in open and closed mode, in the calculation of the payment due for each Operating Quarter.

In case of any discrepancy regarding Scrubber Operating Hours, the Candidate Vessel’s GPS data and log books will be used to resolve the discrepancy.

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10.	Failure of the Leased Equipment. In case of failure of one of the Leased Equipment’s essential components, the Scrubber shall be shut down by the Candidate Vessel’s Chief’ Engineer and by-passed until repairs and/or replacement can be completed. In the event of such failure. Lessee. shall provide written notice to Lessor within 24 hours of shutdown. Lessor and Lessee shall use reasonable commercial efforts to repair and replace the failed essential component in a timely manner and the cost for such repairs and any attendance at on the Candidate Vessel shall be at the cost and risk of the Lessor provided that such repairs or failures are not the result of:

(a)	any unauthorized alteration or modification of the Candidate Vessel, the Leased Equipment of any component thereof;

(b)	any defect arising from ordinary wear and tear and/or lack of maintenance;

(e)	damage arising outside of ordinary usage or damage arising from conditions of heavy weather;

(d)	any misuse, negligent use or use without normal maintenance or operation of the Leased Equipment contrary to instructions furnished by Lessor.

During such time that the Scrubber is shut down and until the Scrubber is operating at full capacity again, the Lessee shall pay the Lessor at a reduced rate of 50% of the Guaranteed Minimum Operating Hours per Quarter. Once the Scrubber is again operating at full capacity, the Lessee shall not make any payments to the Lessor until the requirements of the time has been made good in respect of the Guaranteed Minimum Operating Hours per Quarter.

11.	Inspection. Subject to the provisos and conditions contained in this Section 11, Lessor, its contractors and agents shall have the right to bring testing consultants, government and agency representative and advisors for tours of the Candidate Vessel where reasonable access will be provided for inspection (and limited and reasonable testing) to all aspects of the Candidate Vessel connected to the Leased Equipment. Lessor, its contractors, subcontractors, agents, equipment suppliers, consultants and inspectors may access the Candidate Vessel in order:

(a)	to construct, install, inspect, commission and evaluate the Leased Equipment or the Candidate Vessel:

(b)	to ascertain the condition of the Leased Equipment or the Candidate Vessel; and

(c)	to satisfy themselves that the Leased Equipment or the Candidate Vessel is being properly, operated, maintained and repaired.

All such inspections are conditional upon the following:

(a)	Lessee and Master and Chief Engineer of the Candidate Vessel having received 10 days’ prior written notice from Lessor:

(b)	inspections shall not cause any unreasonable interference or delay to the operation, maintenance and use or the Candidate Vessel by Lessee: and

(c)	all visitors to the Candidate Vessel, for whom Lessor is responsible, sign the Lessee’s letter of indemnity prior to embarkation.

The costs and fees for such inspection or survey shall be paid by Lessor. Lessee shall also permit Lessor to inspect the Candidate Vessel’s log books, GPS data and the ENVI-MarineTM computerized data logger control system. whenever requested and shall whenever required by Lessor to furnish them with lull information regarding any casualties or other accidents or damage to the Candidate Vessel.

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12.	Maintenance and Repairs. Lessee shall maintain the Candidate Vessel, all her machinery, boilers, appurtenances, spare parts and the Leased Equipment (in accordance with the instructions and manuals provided by the Lessor), in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice at its own expense. Lessee shall at all times keep the Candidate Vessel’s class fully up to date with the Classification Society and maintain all other necessary certificates in force at all times. The Lessee shall make no structural changes in or to the Candidate Vessel. Leased Equipment or changes in the machinery, equipment or boilers, or appurtenances thereof without in each instance advising the Lessee thereof. No loss or damage to the Leased Equipment or any part of it shall affect or impair the obligations of the Lessee which shall continue in full force and effect, unless such loss or damage is caused, indirectly or directly, by the Lessor. Notwithstanding any other provision of this Lease, at no time shall Lessee open or tamper, reverse engineer, decompile or disassemble any of the Leased Equipment or the Scrubber during the Term of this Lease.

13.	Title. The Lessee acknowledges that ownership and title to the Leased Equipment and all Intellectual Property related thereto shall remain vested in the Lessor, subject to the provisions of Schedule D. The Lessee shall have no right, title or interest in the Leased Equipment other than, conditional upon the Lessee’s compliance with the fulfilment of the terms and conditions of this Lease, the right to maintain, possess and use the Leased Equipment for the Term in accordance with this Lease. Subject to section 28, such right to possession and use shall be exercised only by the Lessee.

14.	Intellectual Property. Lessee shall not, at any time either during the Term or following any transfer of title of the Leased Equipment pursuant to the Option to Purchase, have any rights in respect of any of the Intellectual Property, associated with the design, manufacture or installation of the Leased Equipment. Lessee shall not use any of the Intellectual Property except for the purposes of operating and maintaining the Leased Equipment or otherwise in accordance with this Lease. Lessee shall at the reasonable request and at the sole expense of Lessor take all such steps as Lessor may reasonably require to assist the Lessor in maintaining the validity and enforceability of any intellectual Property and shall enter into such formal licenses as Lessor may reasonably request for this purpose. Lessee shall not represent that it has any title in or right of ownership to any Intellectual Property in the Leased Equipment, or the Scrubber or do or suffer to be done any act or thing which may in any way impair the rights of Lessor in any of the Intellectual Property or bring into question the validity of its registration of or interests in same. Lessee shall promptly and fully notify Lessor of any actual or threatened infrangement of any of the Intellectual Property referred to herein and the patents which come to the Lessee’s notice.

15.	Fuel Consumption. The parties agree that for the purposes of this Lease the rate of fuel consumption of the Candidate Vessel in tonnes/day (t/d) shall be the fuel consumption rate of 18 t/d.

16.	Compliance with Laws. Lessee, at its own cost and expense, shall comply with and conform to all applicable laws, regulations and legislation relating to the possession, use, operation, repair, maintenance or servicing of the Leased Equipment throughout the term of this Lease. Without limiting the generality of the foregoing. Lessee shall be responsible for disposing of any waste or by-products from the operation of the Leased Equipment, including any materials stored in the Centrifuge Sludge Tank in compliance with all applicable environmental laws.

17.	Confidentiality.

17.1	Confidential Information. The Parties and ParentCo understand and acknowledge that, by virtue of this Lease, they may receive or become aware or confidential information (“Confidential Information”) whether oral, written, graphic or otherwise, belonging or relating to the other party, of an intellectual, technical, scientific, commercial or industrial nature or of a business, financial, cost or marketing nature relating to its business, affairs or activities including without limitation:

(i)	all inventions, patents, patent applications, know-how, designs, drawings, concepts, methodologies, techniques, protocols, procedures, processes, formulas, compositions, compounds, devices, research, specifications, software, computer codes, data, technical information, instructions, manuals and papers, and all analyses, compilations, data, studies, reports or other documents prepared or derived therefrom;

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(ii)	all financial information, marketing, manufacturing and commercial strategies, policies and programs, product plans. business plans, forecasts and studies, agreements with third parties, customer lists, and all analyses, compilations, data, studies, reports or other documents prepared or derived therefrom:

(iii)	that is identified as “Confidential” or “Proprietary” at the time of disclosure or which is treated as confidential by the parties or which, by its nature, is reasonably expected to be confidential or proprietary; and

(iv)	information received from others that such receiving party is obligated to treat as confidential.

that is identified as “Confidential” or “Proprietary” at the time of disclosure or which is treated as confidential by the parties or which, by its nature, is reasonably expected to be confidential or proprietary.

18.2	Obligation of Confidentiality. In consideration of such Confidential Information being disclosed or otherwise made available to either Party and ParentCo for the purposes of the performance of this Lease, each Party and ParentCo undertakes that it will not at any time, either before or after the termination of this Lease, and either directly or indirectly, disclose, divulge or make unauthorized use of any Confidential Information, except to the extent to which such Confidential I Information:

(i)	is publicly known at the time of its disclosure or being made available to it;

(ii)	after such disclosure or being made available to them, becomes publicly known otherwise than through a breach of this Section 18;

(iii)	is required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the party in question, provided that, where practicable, the other party is given reasonable advance notice of the intended disclosure.

18.3	Use of Confidential Information. Each Party and ParentCo shall not use, copy, duplicate, reproduce, summarize, translate or adapt, either directly or indirectly, any Confidential Information for any purpose without the other party’s prior written consent. Each party may not reverse engineer, decompile or disassemble any information, or data, including all Confidential Information disclosed hereunder. All permitted copies, duplicates, reproductions, summaries, translations or adaptations of the Confidential Information shall be clearly labelled as confidential.

18.4	Press Releases. Each Party and ParentCo may, with the prior written consent of the other, publicise the terms of this Lease and the Lessee and ParentCo shall allow PGTM to use the Lessee’s and ParentCo’s name in any such media placement.

18.5	Precautions. Each Party and ParentCo shall use its best efforts to prevent material in its possession or control that contains or refers to Confidential Information from being discovered, used, or copied by third parties and that it shall protect and safeguard Confidential Information from all loss, theft or destruction.

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19.	Representations and Warranties of Lessee. Lessee represents and warrants to Lessor that:

(a)	Lessee is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this Lease.

(b)	Lessee is the registered and beneficial owner of all of the shares of the Candidate Vessel and has good title thereto free and clear of any maritime, possessory or repairers’ liens affecting the Candidate Vessel.

(c)	The entering into, execution and performance of this Lease by Lessee does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under, the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which Lessee or the Candidate Vessel is subject.

(d)	This lease has been duly authorized, executed and delivered by Lessee and constitutes a legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

(e)	Lessee has, to the best of its knowledge, provided all such information to Lessor, its agents, servants, employees or consultants regarding the Candidate Vessel’s operations, engine requirements, emissions limits/requirements and regulations to air and water to assist Lessor with the design, manufacture, installation and operation of the Leased Equipment. Without limiting the generality of the foregoing, Lessee has obtained confirmation from the engine manufacturer for the Candidate Vessel that up to 8” WC of back pressure resulting from the installation and operation of’ the Leased Equipment will not cause damage to the Candidate Vessel’s engine or any of its systems, including without limitation the exhaust system.

20.	Representations and Warranties of Lessor. Lessor represents and warrants to Lessee that:

(a)	Lessor is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has adequate power to enter into and perform this Lease.

(b)	Lessor is the legal and beneficial owner of the Leased Equipment and has good title thereto free and clear of any lien, claim or charge.

(e)	The entering into, execution and performance of this Lease by Lessor does not and will not conflict with, violate, result in a breach of, or (where applicable) result in default under, the provisions of any law, regulation, agreement, document, indenture, order, writ, injunction, decree, determination or award of any court, or any governmental department, board, commission, tribunal, agency, or instrument to which Lessor is subject.

(d)	This Lease has been duly authorized, executed and delivered by Lessor and constitutes a legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

(e)	The Leased Equipment will operate in accordance with: (i) the specifications and emission regulations identified in this Lease; and (ii) the specifications of the Candidate Vessel.

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(f)	The Leased Equipment shall comply with the current IMO regulations in effect as of the date hereof and the world ocean limit set to go into effect on January 1, 2020.

(g)	The Leased Equipment will no put more than 8” WC of back pressure on the main engine exhaust of the Candidate Vessel.

(h)	The operational performance of the Leased Equipment is limited to the express warranties specifically identified in Annex VI - Regulation 14 of MARPOL. Other than the express warranties as to the operational performance of the Leased Equipment identified in this Lease. Lessor shall make no other warranties, whether expressed or implied. The Lessor shall be liable to the Lessee for loss of direct profit or direct loss of use suffered by the Lessee as a result of the Leased Equipment not complying with Annex VI - Regulation 14 of MARPOL, the IMO sulphur dioxide regulations and EU Directive 2012/33/EU.

(i)	Lessor, with the Lessee’s co-operation, has obtained all necessary approvals and certifications from the Classification Society regarding the installation of the Leased Equipment and confirming the Candidate’s Vessel continued in-class status provided such installation is made in accordance with the Installation Agreement.

21.	Events of Default.

(a)	The following shall be events of default hereunder;

(i)	default for thirty (30) days in the payment of any lease payment or other charge payable by Lessee under this Agreement;

(ii)	default in the performance of any of Lessee’s other covenants set forth in this Lease and continuance of such default for fifteen (15) days after notice front Lessor to Lessee;

(iii)	any representation or warranty made by Lessee in this Lease, or any report, notice or other writing furnished by Lessee to Lessor in connection therewith, being untrue in any material effect;

(iv)	subject to section 31, and provided that Lessee has not made any lease payment or other charge payable by Lessee under this Agreement. Lessee suspending business for a period of time greater than 21 days;

(v)	any act by Lessee reducing the value or usefulness of the Leased Equipment, including without limitation, the opening, tampering or reverse engineering of the Leased Equipment or the Scrubber;

(vi)	Lessee permits or fails to discharge any Adverse Claims affecting the Leased Equipment;

(vii)	Lessee entering administration, liquidation or insolvency, unless any winding-up petition is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

(vii)	the private or court appointment of a receiver or receiver and manager or similar officer of any part of Lessee’s property;

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(ix)	if any insurance placed or maintained pursuant to the terms of this Lease shall lapse or be cancelled and shall not be replaced by another policy within twenty (20) days after notice thereof from Lessor to Lessee.

(b)	Upon the happening of an event of default, Lessor, in addition to any remedy provided by law or equity and subject to any applicable prohibition, limitation or condition, may

(i)	without terminating the Lease declare all unpaid Lease Payments to be immediately due and owing, and demand payment of thereof.

(ii)	as soon as practicable, take possession of the Leased Equipment, Lessee hereby waives all damages and claims arising from Lessor taking possession of all or part of the Leased Equipment as aforesaid. After repossessing all or part of the Leased Equipment, Lessor, at its option. may give notice to Lessee that Lessor is terminating the Lease without prejudice to Lessor’s rights to sue Lessee for damages including, without limitation, all costs and expenses of repossession and reasonable legal fees and expenses incurred by Lessor as a result of Lessee’s default, or

(c)	Lessor or its agent may, in repossessing the Leased Equipment, dismantle, detach and remove the Leased Equipment, at Lessee’s sole expense and neither Lessor nor its agent shall be obligated to remove any foundation or similar structure under or relating to the Leased Equipment. Lessor shall not be liable for any necessary or normal loss or damage caused by removal of the Leased Equipment, provided that such loss or damage was not caused by the negligence or willful misconduct of the Lessor or its agent.

22.	Repudiation.

(a)	Lessee shall be deemed to have repudiated the Lease if any payment of rent or part of such payment shall remain unpaid for more than ninety (90) days after becoming due or if Lessee fails to respond, in a manner satisfactory to Lessor, to any notice by Lessor requiring Lessee to cure or remedy any default within the allowed time as set forth in such notice. If Lessee has or is deemed pursuant to this provision to have repudiated the Lease, then, at Lessor’s option, exercisable forthwith upon demand, all unpaid rent and all other amounts payable under such Lease shall become forthwith due and payable.

(b)	Lessor or its agent may, in repossessing the Leased Equipment, dismantle, detach and remove the Leased Equipment, at Lessee’s sole expense and neither Lessor nor its agent shall be obligated to remove any structure under or relating to the Leased Equipment. Lessor shall not be liable for any necessary or normal loss or damage caused by removal of the Equipment.

23.	Insurance.

23.1	Lessee’s Insurance. Lessee shall, throughout the Term, at all its sole expense including the expense, of deductibles, procure and maintain the following insurance on the Candidate Vessel (and the Leased Equipment):

(a)	Hull and Machinery in an amount not less than $10,000,000; and

(b)	Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Candidate Vessel, including without limitation, maintaining financial security in accordance with section 17 hereof, wreck removal expenses. pollution liability and for arising from the death or personal injury or from loss or damage to property with a minimum limit of $1 billion applicable to any one accident or occurrence.

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The aforementioned insurance policies shall be in such form as Lessor shall in writing approve, which approval shall not be unreasonably withheld.

The Hull and Machinery insurance policy shall name Lessor as an additional insured in respect of the Leased Equipment and shall be endorsed; to be primary as to any insurance of Lessor; to waive subrogation against Lessor; Lessor’s officers, agents and employees and to provide Lessor with thirty (30) days advance written notice of cancellation, non-renewal or other material change in policy conditions. The insurance, shall name Lessor as a first loss payee as its interests may appear.

The Protection and Indemnity insurance policy shall name Lessor as an additional insured and shall be endorsed; to be primary as to insurance of Lessor and to provide Lessor with thirty (30) days advance written notice of cancellation, non-renewal or other material change in policy conditions.

Prior to delivery of the Leased Equipment, Lessee shall provide Lessor with certificates of insurance confirming its compliance with the foregoing. Should the Candidate Vessel become an actual, constructive, compromised or agreed total loss under the insurances required hereunder, Lessee shall pay to Lessor any insurance monies received in respect of such loss according to its respective interest, inclusive of all lease payments due hereunder. Lessee shall notify Lessor of any occurrence in consequence of which the Candidate Vessel is likely to become a total loss as defined in this section. For the purpose of insurance coverage against hull and machinery and war risks under the provisions of this section, the value of the Leased Equipment is the Total Lease Payments. In the event that any act or negligence of the Lessee, its employees, servants, or agents, shall vitiate any of the insurance herein provided. Lessee shall indemnify Lessor against all claims and demands which would have otherwise been covered by such insurance.

23.2	Lessor’s Insurance. Lessor shall, at its sole expense procure and maintain such workers’ compensation or employers’ liability insurance for all employees, agents or servants of Lessor, invoked in any operations related to the Candidate Vessel or the leased Equipment.

24.	Termination.

24.1	Total or Constructive Loss. Subject to Section 7.4, this Lease shall be deemed to be terminated if the Candidate Vessel becomes a total loss or is declared as constructive or compromised or arranged total loss. For the purpose of this section, the Candidate Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Candidate Vessel has occurred. The termination of this Lease shall be without prejudice to all rights accrued due between the Parties prior to the date of termination and to any claim that either Party might have.

24.2	Lessee’s Indemnity. Lessee shall indemnify Lessor against any loss, damage or expense incurred by Lessor arising out of in relation to the operation of the Candidate Vessel or the Leased Equipment by Lessee or its charterer or sub-charterer, and against any lien of whatsoever nature arising out of an event occurring during the Term. If the Candidate Vessel is arrested or otherwise detained by reason of claims or liens arising out of her operation by Lessee, its charterer or sub-charterer, or by reason of claims or liens arising against Lessee, its charterer or sub-charterer, Lessee shall at their own expense take all reasonable steps to secure that within a reasonable time the Candidate Vessel is released, including the provision of bail. In such circumstances, Lessee shall indemnify Lessor against any loss, damage or expense incurred by Lessor as a direct consequence of such arrest or detention.

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25.	Requisition. In the event of the requisition for hire of the Candidate Vessel by any governmental or other competent authority (the “Requisition for Hire”) irrespective of the date during the Term when the Requisition for Hire may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited periods of time, and irrespective of whether it may or will remain in force for the remainder of the Term, this Lease shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and Lessee shall continue to pay the lease payments in the manner provided by this Lease until such time as the lease is terminated pursuant to any of the provisions hereof.

26.	Guarantee. ParentCo irrevocably and unconditionally guarantees to the Lessor the that whenever the Lessee does not pay any amount when due under or in connection with this Lease, it shall within ten (10) Business Days of written demand pay that amount as if it was the Lessee (the “Guarantee”). This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Lessee under this Lease, regardless of any intermediate payment(s).

27.	Notices. All demands or notices hereunder shall be in writing and shall become effective and be deemed to have been given when delivered to the other party or alternatively when deposited in a post office with proper postage prepaid for registered mail, addressed to the respective party at its address set forth in the opening clause hereof or such party from time to time designated in writing to the other party by written notice given in the manner prescribed in this paragraph.

To the Lessor:

Pacific Green Technologies Marine Limited

2-6 Cannon Street

London EC4M6YH

Email: sfpoulten@gmail.com

To the Lessee:

UML Westminster Limited

5 Welbeck Street

London WIG 9YQ

Email: legalandadmin@unionmaritime.com

Attention: Tristan Frisell

To the ParentCo:

Union Maritime Limited

5 Welbeck Street

London WIG 9YQ

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28.	Assignment by Lessee and Lessor. Without the prior written consent of the other Party, and subject to section 17 hereof, neither Party may assign any of its rights under this Lease or permit any leased Equipment to be in the possession of anyone but Lessee or as otherwise agreed by the Parties. In the event that Lessee shall part with possession or control of the Candidate Vessel, and in order to secure the value of the investment being made by Lessor, Lessee shall use reasonable commercial endeavours to procure that a novation agreement is entered into with any assignee, transferee, lessee or contractor/operator (as the case may be) whereby the obligations of Lessee are novated to the assignee, transferee, lessee or contractor/operator (as the case may be) such that the resulting obligations are between Lessor and the assignee, transferee, lessee or contractor/operator.

29.	Force Majeure. Neither Lessor nor Lessee shall be responsible for delay or failure to perform hereunder if the reason for such arises from; acts of God, fire, explosion, earthquakes, tidal waves, tsunami, floods, typhoons, hurricanes or other named storms and severe weather conditions, which could not have been expected to occur in the relevant location; fire, unless it is caused by the actual fault or priority of a Party; perils, dangers and accidents of the sea of other navigable waters; act of war, blockade, acts of terrorism, revolution, insurrection; act of public enemies, assailing thieves or pirates, civil commotion, riots or sabotage; seizure under legal process; quarantine restrictions; strikes, lockouts, stoppage or restraint of labour from whatever cause, provided however that strikes, industrial disturbances or other labour disputes that are solely limited to the Lessor shall not constitute a Force Majeure event for the purposes of this Section 29, breakdown or latent defects involving hull, machinery, equipment, lines, etc., not discoverable by due diligence.

30.	Right to Purchase. Provided that the Lessee is not in default under this Lease or any other agreement to which the Lessee and the Lessor are parties, the Lessee shall have the option to purchase the Leased Equipment on the terms and conditions expressly set out in Schedule D to this Lease.

31.	Applicable Law. This Lease and any non-contractual obligations arising out of or in connection with this Lease shall be construed in accordance with and shall be governed by English law.

32.	Dispute Resolution. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce and shall be referred to three arbitrators, one arbitrator to be appointed by each Party hereto and third arbitrator to be appointed by the two arbitrators appointed by the Parties. The place of arbitration shall be London and in the English language.

33.	Miscellaneous.

(a)	Nothing contained in this Lease shall be deemed to create any relationship of agency, partnership or joint venture between the parties.

(b)	A waiver by either party of a breach of any term or condition of this Lease shall be in writing, and shall not be deemed as continuing waiver or a waiver of any subsequent breach unless so provided by written notice.

(c)	No remedy of Lessor under this Lease shall be exclusive of any other remedy herein or provided by law, but each shall be cumulative and in addition to every other remedy. The obtaining by Lessor of any Judgment shall not operate as a merger of any term, condition or provision of this Lease.

(d)	This Lease contains the entire agreement of the Parties with respect to the lease and purchase of the Leased Equipment and supersedes all prior agreements and arrangements (whether written or oral) in relation to such subject matter between the Parties and may only be varied by the written agreement of both Parties.

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(e)	Time is and shall be in all respects of the essence of this Lease.

(f)	This Lease may not be amended except in writing and shall be binding upon and inure to the benefit of the parties, their permitted successors and permitted assigns.

(g)	Any provisions of this Lease which is unenforceable in any jurisdiction shall, as to such jurisdiction, he ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Lease and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h)	This Lease may be executed in any number of counterparts with the same effect as it all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart. A pdf emailed copy, fax transcribed copy or photocopy of this Lease executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.

IN WITNESS WHEREOF the parties hereto have caused this Lease to be executed as of the date first above written by their respective officers hereunto duly authorized.

UML WESTMINISTER LIMITED

By:
Authorized Signature

Title:	DIRECTOR

UNION MARITIME LIMITED

By:
Authorized Signature

Title:	DIRECTOR

PACIFIC GREEN TECHNOLOGIES MARINE LIMITED

By:
Authorized Signature

Title:	CEO

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SCHEDULE A

DEFINITIONS

“Candidate Vessel” means the vessel nominated by the Lessee to receive the ENV1-MarineTM scrubbing system. It is agreed that this is the LPG tanker vessel “Westminster” bearing IMO No. 9474151 (Marshall Island Registry Official Number 7090). Lessee have the option to substitute the Candidate Vessel for another vessel on or before 17.00 Hrs BST on the ___ day of ~~November~~ 2016 on the same terms as this Lease at which time the Lessee will assign its interests hereunder to a nominee subsidiary of Union Maritime Limited,

“Emission Control Technology” means the integrated technology, techniques and processes proposed to be adopted onboard the Candidate Vessel for the purpose of achieving the required level of air emissions reduction. The Leased Equipment will be a key component of the emission control technology;

“Intellectual Property” means any patent, copyright, design right including rights in any secret process, technical know-how or other confidential information (together with any application for such protection).

“Lease” means this Energy Management Lease between the Lessor and the Lessee;

“Leased Equipment” means the principal components of the Envi-Marine System all as more particularly described in Schedule B to this Lease”

“Fuel Cost Savings per Hour” as detailed in Schedule E shall mean the difference in cost/tonne or HFO 380 and LSMGO less the average operating cost/tonne multiplied by the number of tonnes of fuel consumed per day divided by 24 hours to yield the hourly fuel cost savings.

“LSMGO” means 0.1% sulphur fuel specified by the IMO as the basis for SECA sulphur emission compliance;

“Operating Quarter” shall mean each period of three (3) months commencing from the date on which the Leased Equipment is successfully tested and is accepted by the Lessee;

“Open Mode” shall mean the operating mode where raw seawater is pumped through the Leased Equipment and discharged into the sea with a minimum of processing. This is considered the standard operating mode for open sea operations.

“Closed Mode” shall mean the operating mode whereby the seawater is re-circulated through the scrubber in a closed loop. This mode would he used for main engines in circumstances where effluent discharge regulations or lack at sea water alkalinity require this operating mode.

“Scrubber Operating Hours” shall mean the number of hours of scrubber operation logged in open and closed modes by the ENVI-MarineTM system’s computerized data logger.

SCHEDULE B

LEASED EQUIPMENT

The following personal property, and any attachments, accessories, repair or replacement parts and other personal property placed on or added to such personal property shall constitute the Leased Equipment:

Gas Conditioning Chamber (GCC) - This engine exhaust gas inlet chamber uses seawater or recirculated water spray to quench the exhaust gas to approximately 35°C.

Scrubber - The scrubber body combines a scrubber head with a volume of packed bed media (PBM) located above the head. The footprint of the scrubber body is variable depending on the configuration of space available. In general, the scrubber is to be positioned at deck level corresponding to the base of the external stack enclosure.

Dissolved Air Flotation (DAF) Tank - The DAF tank receives water from the scrubber and subjects it to DAF treatment, whereby soot, light particulate and oil droplets are separated from the scrubber water by flotation. The oily particulate is then skimmed from the tank and sent to the Oil Water Separator system. The rest of the water, which may still contain some heavier particulate. is directed to the Recirculation Tank.

Oil Water Separator (OWS) System - The oily waste skimmed from the DAF tank is mainly comprised of water. The OWS system is designed to concentrate the oily waste for storage in the Oily Waste Tank, and discharge the clean water. The water may be directed to the Recirculation Tank during Open Mode operation or to the Effluent Holding Tank during Closed Mode operation.

Oily Waste Tank - The Oily Waste Tank holds the residue from the OWS system for removal at a land based facility.

Recirculation Tank - The Recirculation Tank receives water from various sources and aggregates it for recirculation by pumps to the GCC water sprayers, the Hydrocyclone System, and the PBM water distributor. The tank is partitioned so that water from the DAF tank potentially containing heavier particulate is directed to the Hydrocyclone System, and clean water returning from hydrocyclone treatment is sent back to the scrubber. In Open Mode operation, excess water overflows from the Recirculation Tank to the Effluent Holding, Tank prior to being dis- charged to sea.

Heat Exchangers - In Closed Mode operation, recirculated scrubber water is cooled using heat exchangers supplied with cold seawater by the seawater pumps.

Hydrocyclone System - Purchaser of hydrocyclones are used for heavier solids separation. Each system draws from a section of the partitioned Recirculation Tank. The underflow containing the particulate is sent to the Disc Centrifuge for further concentration, and the clean overflow water is sent back to the clean water side of the Recirculation Tank.

Disc Centrifuge - The Disc Centrifuge subjects the underflow from the hydrocyclones to high inertial forces to concentrate solids to a high degree for swage in the Centrifuge Sludge Tank.

Effluent Holding Tank - When at sea the overflow from the Recirculation Tank is held briefly in the Effluent Holding Tank before being discharged to the sea. The Effluent Holding Tank is equipped with an Effluent Monitor for analysis of pH, turbidity and phenanthrene PAH. When in port or when regulations restrict discharge the tank is used to hold the small flow of effluent water front the OWS system during Closed Mode operation for later discharge at sea.

Caustic Soda Tank - Caustic soda is to be stored on deck in a 20-foot ISO tank configured as a 20-foot bulk container. The tank will act as a reservoir for a small caustic soda surge tank located in the water processing area below decks. Injection pumps to provide alkalinity to the scrubber water during closed mode or hybrid open mode are installed with the surge tank.

Continuous Emissions Monitoring System (CEMS) - The system includes a Continuous Emissions Monitoring System (CEMS) to monitor and record sulphur dioxide emissions on a continuous basis. Access to this information is required by regulatory authorities.

Effluent Monitor - A tamper-proof system to monitor the pH, turbidity and phenanthrene PAH of the effluent will he part installed on the Effluent Holding Tank discharge line.

Programmable Logic Controller (PLC) - The system will be controlled by a small programmable logic controller (PLC) with a graphic user interface at the operations station or controlroom. The system will normally operate in automatic mode, but manual control, data logging and trend screens will also be available. Depending on the ship’s communication capabilities, the system could also be monitored and controlled remotely. This would allow the shipping company and or PGTM staff to troubleshoot any problems from land-based offices.

SCHEDULE C

LEASE PAYNIENTS

Following the Date of Acceptance, the amount payable by Lessee in respect of each Operating Quarter of the Candidate Vessel shall he calculated on the following basis:

Quarterly Lease Payment =

(Open Mode Fuel Cost Savings per Hour) x (Open Hours of Scrubber Operation)

+

(Closed Mode Fuel Cost Savings per Hour) x (Closed Hours of Scrubber Operation)

(where the total hours of operation shall be not less than the Guaranteed Minimum Hours per Quarter, as hereinafter defined)

The following assumptions shall be used when calculating the amount payable for each Operating Quarter:

a.	The Lessee guarantees a minimum of 870 Scrubber Operating Hours per Operating Quarter (the “Guaranteed Minimum Operating Hours per Quarter”) (3,480 hours per annum or 145 days per year in the SECA). The Scrubber Operating Hours for each Operating Quarter, shall be the greater of the average number of hours of scrubber operation for each Operating Quarter for the previous 12 months and the actual number of hours of scrubber operation for each Operating Quarter.

b.	The parties will use the relevant Operating Quarter’s average LSMGO and IFO 380 HFO price as published by Bunker Times for Rotterdam to make the calculation for the Quarterly Lease Payment.

c.	The Parties agree to the scrubber operating mode costs that are incorporated into the scrubber cost savings contained in Schedule E for the duration of the Term of this Lease which are summarized as:

	OPEN MODE		CLOSED MODE
	LADEN	BALLAST	LADEN	BALLAST
WESTMINISTER	$14,00/t	$15,00/t	$33.00/t	$33.00/t
MODE AVERAGE	$14.50/t		$33.00/t

Lessor shall be entitled to include in the calculation of the Quarterly Lease Payment any additional Scrubber Operating Hours over and above the Guaranteed Minimum Hours per Quarter and there shall be no reduction in the Quarterly Lease Payment during each quarter that the actual Scrubber Operating Hours are less than the Guaranteed Minimum Hours per Quarter.

Provided Lessee is not in default under the Lease, Lessor shall invoice Lessee for the Quarterly Lease Payment, inclusive of all calculations therefor and reasonable supporting documentation, within I4 days of the end of each Operating Quarter.

Lessee shall pay to Lessor in USD. the invoiced Quarterly Lease Payment within seven (7) calendar days of receipt of such invoiced Quarterly Lease Payment.

Any and all disputes arising in connection with the Quarterly Lease calculation shall be determined in accordance with Section 32 of the Lease.

SCHEDULE D

OPTION AGREEMENT

THIS OPTION AGREEMENT is fd as of the 16 day. of December, 2016.

PACIFIC GREEN TECHNOLOGIES MARINE LIMITED, a corporation registered in England & Wales with a registered address located at 2-6 Cannon Street London EC4M6YH

(the "Vendor")

AND:

UML WESTMINSTER LIMITED, a corporation registered in England & Wales with an office located at Portland House, 69-71 Wembley Hill Road, Wembley, Middlesex, HA9 8BL United Kingdom

(the "Purchaser")

AND:

UNION MARITIME LIMITED, a corporation registered in England & Wales

With office located at 5 Welbeck Street London, WIG 9YQ

(the "ParentCo")

BETWEEN:

WHEREAS:

A.	Vendor, Purchaser and ParentCo entered into an equipment lease dated ___, December 2016 (the “-Lease Agreement") wherein Vendor agreed to provide Purchaser with certain equipment (collectively, the "Equipment”-) along with an option to purchase the Equipment.

B.	Vendor, Purchaser and ParentCo wish to enter into this option to purchase ("Option Agreement”-) on the terms and conditions set forth in this Option Agreement wherein Vendor will provide Purchaser the option to purchase the Equipment at any time during the term of the Lease.

For good and valuable consideration. the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	DEFINITIONS

1.1	Defined Terms. In this Option Agreement terms defined in the Lease Agreement shall have the meanings therein set out and:

(a)	"Agreement" means the Lease Agreement and schedules thereto, as amended or supplemented from time to time;

(b)	"Business day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York;

(c)	"Exercise Date" means the date on which notice of the exercise of the Option is delivered by Purchaser to Vendor under section 2.3 of this Option Agreement;

(d)	"Option" means the option granted by Vendor in favour of Purchaser under section 2.1;

(e)	"Option Closing Date" means the earlier of:

(i) business days following exercise of the Option set out in Section 2.3; and

(ii) such earlier date as may be designated by Purchaser by notice to Vendor hereunder;

(f)	"Option Expiry Date" means the last day of the term of the Agreement;

(g)	"Option Fee" means S1.00 paid by Purchaser to Vendor;

(h)	"Option Purchase Price" has the meaning as set out in Section 2.5;

(i)	"Person" means an individual, corporation, society partnership, government or governmental department or agency, trustee, and unincorporated organization;

2.	GRANT AND EXERCISE OF OPTION AND PURCHASE

2.1	Option. In consideration of the payment of the Option Fee, the receipt of which is acknowledged by Vendor, Vendor grants to Purchaser, the sole and exclusive option, irrevocable within the time herein limited for exercise by Purchaser, to purchase the Equipment.

2.2	Exercise of Option. Purchaser may, subject to the provisions of section 2.4. exercise the Option by delivering to Vendor written notice of the exercise of the Option. If the Option is exercised as set forth in this section 2.3. this Agreement shall become a binding agreement for the purchase and sale of the Equipment which shall be completed upon the terms and conditions contained in this Agreement on the Option Closing Date.

2.3	Conditions of Exercise. Purchaser shall be entitled to exercise the Option at any time prior to the Option Expiry Date.

2.4	Option Purchase Price. The Option Purchase Price for all the Equipment will be calculated as follows:

(a)	At any time commencing the date upon which the Leased Equipment is Accepted (the Acceptance Date) and extending to third anniversary of the Acceptance Date for the purchase price of the then outstanding balance owing in respect of the Total Lease Payments under the Lease less $80,000 USD plus all applicable taxes;

(b)	At any time following the third anniversary of the Acceptance Date and extending to the fourth anniversary of the Acceptance Date for the purchase price of the then outstanding balance owing in respect of the total Lease Payments under the Lease less $40,000 USD plus all applicable taxes; or

(c)	At any time following the fourth anniversary of the Acceptance Date for the purchase price of the then outstanding balance owing in respect of the Total Lease Payments under the Lease: and

(d)	Upon the full payment of the Total Lease Payments, for the purchase price of $1.00.

2.5	Possession. Subject to completion of the transaction as set out in this Article 2 Purchaser shall be entitled to possession of the Equipment purchased under the Option at 09:00 a.m. on the Option Closing Date.

2.6	Delivery of Documents — Vendor. On or before the Option Closing Date. Vendor shall cause its solicitors to deliver to Purchaser’s solicitors, in form and content satisfactory to Purchaser, acting reasonably, duly executed by Vendor and the other parties thereto (if any) and in registrable form wherever appropriate, such deeds, acts, things, certificates and assurances (Collectively “Transfer”) as may be requisite in the reasonable opinion of Purchaser’s solicitors and approved by Vendor’s solicitors, acting reasonably, for more perfectly and absolutely assigning, transferring, conveying and assuring to Purchaser, title to the Equipment free and clear of any lien, charge, encumbrance or legal notation. In addition, Vendor shall deliver to Purchaser, an irrevocable exclusive worldwide royalty free license in perpetuity in respect of the Equipment, and all the equipment and materials used to support the patented technology more particularly described in Schedule A of the Lease to the extent required to enable the Purchaser and each and every subsequent owner, charterer or operator of the Candidate Vessel to use the Equipment.

2.7	Preparation of Documents. The documents contemplated in Section 2.7 will be prepared by Purchaser’s solicitors, to the extent that preparation is required, and delivered to Vendor’s solicitors at least two Business Days before the Option Closing Date.

2.8	Payment in Escrow. On or before the Option Closing Date Purchaser shall pay the Option Purchase Price to an escrow agent.

2.9	Payment. Forthwith upon Purchaser’s solicitors being satisfied as to the priority of the Transfer Purchaser shall cause Purchaser’s solicitors to deliver to Vendor’s solicitors a wire transfer for the Option Purchase Price and to release any additional items referred to in Section 2.7 to Purchaser.

2.11	Notice. Each notice to a party must be given in writing. A notice may be given by delivery to an individual or by electronic mail, and will be validly given if delivered during normal business hours to the party at the address first above written, or, if transmitted during normal business hours by electronic mail addressed to the other party as set out in below or to any other address or electronic mail address or individual that each party designates.

If to:

Vendor:

Pacific Green Technologies Marine Limited

c/o 889 Harbourside Drive, North Vancouver

BC. Canada

E-mail: ken.meclelland@pacificgreen.tv

Purchaser:

UMI Westminster Limited

69-71 Wembley Hill Road,

Wembley, Middlesex HA98BL

ParentCo:

Union Maritime Limited

5 Welbeck Street

London WIG 9YQ

2.12	Applicable Law. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be construed in accordance with and shall be governed by English law.

2.13	Dispute Resolution. All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce and shall be referred to three arbitrators, one arbitrator to be appointed by each Party here into and third arbitrator to be appointed by the two arbitrators appointed by the Parties. The place of arbitration shall be London and in the English language.

IN WITNESS WHEREOF the parties have caused this Option Agreement to be executed by their proper officers, duly authorized for such purpose.

UML WESTMINISTER LIMITED

By:
Authorized Signature

Title:	DIRECTOR

UNION MARITIME LIMITED

By:
Authorized Signature

Title:	DIRECTOR

PACIFIC GREEN TECHNOLOGIES MARINE LIMITED

By:
Authorized Signature

Title:	CEO

SCHEDULE E

OPERATIONAL SAVINGS

	SECA HOURS	OPEN	CLOSED
Quarterly HF0 380 cost (US$ / tonne)		$205	$205
Quarterly MGO LS cost (US$ / tonne)		$400	$400
Quarterly Price Difference (US$ / tonne)		$195	$195
Average Operating Cost (US$ / tonne HFO)		$14.50	$33.00
Fuel Cost Savings (US$ / tonne HFO)		$180.50	$162.00
HFO Consumption - Main Engine (tonnes day)		18	18
Current Fuel Cost Savings (US$ / day)		$3249.00	$2916.00
Current Fuel Cost Savings (US$ / hour)		$135.37	$121.50
Quarterly Saving for 145 SECA Days/ year	870	$117,771.90	$105,705.00
Annual Savings for 145 SECA days / year	3480	$471,087.60	$422,820.00

SCHEDULE F

Certificate of Delivery and Acceptance

THE UNDERSIGNED, _____________________. on behalf of UML Westminster Limited as Lessee under an Energy Management Lease dated __, December 2016 (the “Lease”) hereby attest that the Leased Equipment was delivered by Pacific Green Technologies Marine Limited, as Lessor under the Lease and was accepted by Lessee at _________ hours this ___________ day of ____________, 2017 in the water at the following location: _________ having Latitude: ___________; Longitude ___________ in accordance with the terms of the Lease. Lessee acknowledge that the Leased Equipment has been delivered by Lessor fully in accordance with the terms and conditions of the Lease and Lessee hereby accepts delivery of the Leased Equipment.

UML WESTMINSTER LIMITED

per:

Its Authorized Signatory

SCHEDULE G

DESCRIPTION OF OPEN AND CLOSED OPERATING MODES

Open Mode Operation

In open operating mode rack seawater is pumped through the scrubber system. This is considered the, standard operating mode for most open sea operations. The seawater is pumped directly to the scrubber water distribution manifolds at the gas conditioning inlet, and the top of the packed bed media. Scrubber water draining from the packed bed media supplies water to the turbulent scrubbing zone above the patented scrubbing head.

SO2 is removed and neutralized as the exhaust gases pass counter-current through the water flows. The water drains front the scrubber base to a flotation skimmer tank which uses air and dissolved air flotation to separate unburned carbon and oil from the scrubber water. This material is skimmed from the flotation skimmer tank and directed to the Oil Water Separation (OWS) system, which concentrates the oily waste into a sludge and stores it in a sludge tank.

The excess clean water from the OWS system is then combined with the remainder of the water flow from the flotation skimmer tank and directed to the recirculation tank and then to the effluent holding tank. If high turbidity is an issue, then some of the water can be processed through the hydrocyclone system and disc centrifuge to reduce the overall levels. The cleaned water from this operation may be sent to the GC inlet or directly to the effluent storage tank.

The water held in the effluent holding tank is monitored continuously and then combined with reaction water for pH balancing prior to being released to the sea. In the event that the monitor measures a high reading for pH, turbidity or phenanthrene PAH, the system will take a series of actions to respond, depending on which parameter is high. High acidity can be remedied by adding NaOH to the seawater and excess turbidity or phenanthrene PAH can be remedied by operating the hydrocyclone system and disc centrifuge. If these steps do not solve the problem, the system can be switched to closed mode operation where there is no discharge to the sea.

Closed Mode Operation

In closed mode operation the seawater is recirculated through the scrubber in a closed loop. This mode is used for auxiliary generators and boilers while in port, and for main engines in circumstances where regulations require that no effluent can be discharged. Three aspects of the scrubber’s operation are altered in this mode. First, the loss of seawater alkalinity is made up by the addition of NaOH to the recirculation tank. Second, heat added through the cooling of the exhaust gas is removed by heat exchangers cooled with raw seawater. Third, the overflow from the flotation skimmer tank. hydrocyclone system and disc centrifuge are returned to the recirculation tank for recirculation to the scrubber.

The raw seawater used to cool the scrubbing fluid makes a single pass through both the scrubber distribution and GC heat exchangers before being discharged. This water is not in contact with the engine exhaust gases, so it does not require any treatment.

In closed mode the scrubbing fluid takes the same path through the scrubber but at a reduced flow rate since alkalinity can be made up by NaOH addition. The closed system requires continuous cleaning so as to not build up oil or solids, so the flotation skimmer tank. OWS system, hydrocyclone system and disc. centrifuge are all fully operational. A certain amount of bleed is necessary to eliminate dissolved solids, and this is taken from the OWS clean water overflow, which is directed to the effluent storage tank. As this is treated effluent, it will meet discharge criteria once the vessel is hack in the open ocean where discharge is allowed.

Oily sludge is sent to the Oily Waste tank and centrifuge sludge may be sent there as well or to a separate tank. Fresh water is added to the recirculation tank to make up for water lost to evaporation in the scrubber and effluent sent to storage. NaOH is added as required to maintain the pH of the scrubber water.